3: MG European Equity Fund - 10f3

MG European Equity Fund - 10f3

Transactions - Q3 2000




	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Leica Geosystems	ASE Test Ltd.	Jot Automation
Underwriters	CSFB, DB	MSDW, Goldman, Chase H&Q, SG Cowen, Wit Soundview	ABN, Alfred Berg
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	Leica Geosystems	ASE Test Ltd. Ordinary Shares	Jot Automation Common Stock

Is the affiliate a manager or co-manager of offering?	co-manager	no	no

Name of underwriter or dealer from which purchased	CSFB	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	7/12/2000	7/18/2000	2/2/2000

Total amount of offering sold to QIBs	$ -	$ -	$ -
Total amount of any concurrent public offering	$ 402,061,388	$ 276,000,000.00	$ 124,679,520.00
Total	$ 402,061,388	$ 276,000,000.00	$ 124,679,520.00

Public offering price	$ 227.03	$ 30.00	$ 11.13
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	$ 4.77 (2.1%)	$ 0.72 (2.4%)	$ 0.11 (0.95%)

Shares purchased	6,890	n/a	n/a
Amount of purchase	$ 1,564,203	n/a	n/a

% of offering purchased by fund	0.39%	n/a	n/a
% of offering purchased by associated funds	0.00%	n/a	n/a
Total (must be less than 25%)	0.39%	n/a	n/a